410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Record Financial Results for the Fourth Quarter and Fiscal Year 2023

CHICAGO-(October 12, 2023) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its fourth quarter and fiscal year and fiscal year 2023.

	Fourth Quarter			Year to Date
(in thousands, except per share amounts)	Ended July 31,			Ended July 31,
	2023	2022	Change	2023	2022	Change
Consolidated Results
Net Sales	$107,388	$93,158	15%	$413,021	$348,589	18%
Net Income Attributable to Oil-Dri	$11,919	$5,196	129%	$29,551	$5,674	421%
Net Income Attributable to Oil-Dri Excluding Nonrecurring Events †	$12,076	$5,196	132%	$36,469	$10,136	260%
Diluted EPS - Common	$1.67	$0.77	117%	$4.13	$0.81	410%
Diluted EPS - Common, Excluding Nonrecurring Events †	$1.69	$0.77	119%	$5.10	$1.46	249%
Business to Business
Net Sales	$38,142	$32,229	18%	$142,395	$113,379	26%
Segment Operating Income	$11,779	$7,207	63%	$36,573	$24,344	50%
Retail and Wholesale
Net Sales	$69,246	$60,929	14%	$270,626	$235,210	15%
Segment Operating Income	$9,119	$5,450	67%	$36,119	$6,252	478%
Segment Operating Income Excluding Nonrecurring Events †	N/A	N/A	N/A	$36,119	$11,896	204%
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am extremely pleased with our fourth quarter and fiscal year 2023 results as we set new records in consolidated net sales, gross profit, and net income for both periods. These achievements reflect the dedication of our teammates who worked diligently to rebuild profitability and service our loyal customers during a highly inflationary economic environment. During the fourth quarter, we delivered a 220-basis point gain in gross margins over the third quarter of fiscal 2023, as well as a 950-basis point increase over the fourth quarter last year. For the full fiscal year 2023, gross margins grew by a remarkable 710 basis points compared to fiscal 2022. While I am proud of our improvement, I am mindful of the fact that even though we grew our gross margins in fiscal 2023, there is still progress to be made to return to our historical gross margin levels.

In addition to repairing our gross margins, we made significant progress expanding the distribution of our lightweight cat litter, fluids purification, agricultural, and animal health products. We also recently launched Cat’s Pride Antibacterial Clumping Litter which is the first and only EPA approved antibacterial cat litter in the United States. As we enter fiscal 2024, we plan to continue this strong momentum, invest in our infrastructure, and exceed our customers’ expectations with our unique portfolio of value-added clay products.”

Full Year Results
Consolidated net sales for fiscal year 2023 reached an all-time high of $413.0 million, reflecting an 18% increase over the prior year. Record revenues were achieved across all areas of our business. Within the Retail & Wholesale (“R&W”) Products Group, pricing actions to improve profitability drove most of the sales increase, while higher prices coupled with increased volumes contributed to the revenue gains within the Business to Business (“B2B”) Products Group. Sales from domestic cat litter, fluids purification, and agricultural products significantly contributed to the consolidated top-line growth during the fiscal year with increases over the prior year of 16%, 25% and 32%, respectively. In addition, the Company experienced strong revenue gains over the prior year from its animal health, industrial & sports, and co-packaging coarse cat litter businesses.

Annual consolidated gross profit was a record $103.2 million, an increase of 65% over the prior year, with margin expansion to 25% in fiscal 2023 from 18% in fiscal 2022. Domestic cost of goods sold per ton increased by 11% compared to last year driven by higher freight and non-fuel manufacturing costs which include significant investments in labor, repairs, and replacement of assets. Multiple rounds of pricing actions taken throughout the year helped mitigate these cost pressures.

Selling, general and administrative (“SG&A”) expenses were $62.2 million for fiscal 2023 compared to $52.1 million last year. This 19% increase is primarily driven by a higher bonus accrual resulting from improved financial results compared to the Company’s performance target under its annual incentive plan. In addition, advertising costs increased in fiscal 2023 compared to fiscal 2022, as prior year spending levels were tempered due to supply chain and inflationary headwinds.

Included as a separate line item in the prior year’s results was the one-time non-cash goodwill impairment charge of $5.6 million for the Retail & Wholesale (“R&W”) Products Group.

Consolidated annual operating income reached $41.0 million, reflecting a $36.2 million increase over the prior year. Excluding the aforementioned one-time non-cash goodwill impairment charge of $5.6 million, operating income for fiscal 2023 was approximately $30.6 million greater than fiscal 2022.

Total other (expense) income, net was $(6.4) million for fiscal year 2023 compared to total other (expense) income, net of $0.9 million in fiscal year 2022. In fiscal 2023, Oil-Dri settled the outstanding obligations related to the termination of the Company’s pension plan which totaled $4.7 million. In addition, the Company recorded a reserve of $2.5 million for anticipated modification costs that it expects to incur to address capacity issues at its sole landfill located in Ochlocknee, Georgia.

Income tax expense was approximately $5.2 million in fiscal year 2023 compared to $0.1 million last year. This increase was driven by higher taxable income.

Annual net income attributed to Oil-Dri hit a historic high of $29.6 million in fiscal 2023, or a $23.9 million increase over the prior year. Excluding the aforementioned nonrecurring charges in both fiscal years, net income attributed to Oil-Dri for fiscal year 2023 was approximately
$36.5 million, or a $26.3 million gain over last year, reflecting the Company’s achievement in elevating its bottom line.

Cash and cash equivalents as of July 31, 2023, totaled $31.8 million compared to $16.3 million in fiscal 2022. This strong improvement was driven by higher earnings. Significant uses of cash during the year include capital investments for manufacturing infrastructure improvements and dividend payments.

Fourth Quarter Results

Consolidated Results
Consolidated net sales in the fourth quarter reached an all-time high of $107.4 million, a 15% increase over the prior year, marking the 5th consecutive quarter of topline growth. Net sales increased for both the R&W Products Group and B2B Products Group, primarily due to higher prices across the Company’s product portfolio to offset inflationary pressures.

Fourth quarter consolidated gross profit was a record $30.4 million, an increase of $12.9 million, or 74%, compared to the fourth quarter of the prior year. Gross margins climbed to 28% in fiscal 2023 from 19% in fiscal 2022 when the Company was challenged with inflation, supply chain disruptions and logistical delays. Domestic cost of goods sold per ton increased 7% in the fourth quarter of fiscal 2023 compared to the prior year as a result of higher per ton freight and non-fuel manufacturing costs related to labor, repairs, and the replacement of assets.

Selling, general and administrative expenses were $18.0 million during the fourth quarter of fiscal 2023 compared to $11.0 million for the same period last year. This 61% increase reflects higher advertising spending, an increase in the Company’s bonus accrual, and the reclassification of certain trade spending charges from SG&A to net sales.

Consolidated operating income was approximately $12.7 million for the three months ended July 31, 2023, compared to $6.5 million during the same period in fiscal 2022. Higher sales offset increased cost of goods and SG&A expenditures.

Income tax expense was $1.3 million in the fourth quarter of fiscal year 2023 and flat compared to the same period last year. This was a result of higher taxable income offset by additional depletion deductions and tax refunds from prior years.

Fourth quarter consolidated net income attributed to Oil-Dri was the highest in the Company’s history reaching $11.9 million in fiscal 2023 compared to $5.2 million in fiscal 2022, reflecting a 129% increase.

Product Group Review
The Business to Business (“B2B”) Products Group’s fourth quarter revenues reached an all-time high of $38.1 million, an 18% gain over the prior year. This increase was primarily driven by higher prices, and to a lesser extent from elevated volumes. Revenues from fluids purification and agricultural items fueled this growth but were partially offset by soft animal health product sales. Fluids purification products generated a record $22.6 million in sales, or a 35% gain over the prior year, as a result of higher prices to rebuild margins and increased demand. Within North America, sales of the Company’s renewable diesel, edible oil, and jet fuel products increased by double digits. This was driven by the establishment of several new renewable diesel facilities within the U.S., new bleaching clay customers, and poor edible oil quality requiring higher doses of Oil-Dri’s clay. Topline growth was also achieved in the region including Europe, Middle East, and Africa ("EMEA") and in Latin America. Sales from agricultural products were $9.8 million, or a 9% increase over last year as a result of higher prices of Agsorb and Verge products. Amlan, the Company’s animal health business, produced $5.7 million in sales during the fourth quarter of fiscal 2023, reflecting a 12% decrease from last year. Despite this decline, triple digit revenue gains were achieved within North America where the Company has made significant investments to grow the business. Sales improved within this region through higher prices and increased distribution of its Sorbiam products. However, these gains were offset by revenue declines within Latin America and Asia due to timing of shipments. Sales were also soft in China resulting from the transition to a new distribution strategy. In the fourth quarter of fiscal 2023, sales of Amlan’s products in Mexico decreased when compared to last year. During this time, the Company completed its acquisition of the remaining equity interest of Agromex Importaciones, S.A. de C.V..

Operating income for the B2B Products Group was $11.8 million in the fourth quarter of fiscal 2023 compared to $7.2 million in fiscal 2022, reflecting a 63% increase. SG&A expenses were relatively flat in the fourth quarter compared to the same period of fiscal year 2022.

The Retail and Wholesale Products Group’s fourth quarter revenues reached $69.2 million, a 14% increase over the prior year, as a result of higher prices. The leading driver of this growth was the 16% increase in domestic cat litter sales, excluding the Company’s co-packaged coarse cat litter business. During fiscal year 2023, Oil-Dri decided to eliminate certain non-strategic cat litter products from its portfolio, and during the fourth quarter, it ceased shipments of these items. As a result, total domestic cat litter volumes declined in the fourth quarter from the prior year. Excluding this non-strategic business, demand for domestic cat litter products increased over last year as a result of organic growth and expanded distribution. Revenues from combined domestic branded and private label lightweight litter items rose 27% in the fourth quarter of fiscal 2023 versus the prior year, exceeding the lightweight litter segment sales growth of 11% for the 13-week period ended July 29, 2023, according to third-party research data for retail sales1. In addition, branded and private label coarse items demonstrated significant sales gains within the quarter versus last year. Net sales of co-packaged products rose by approximately $1.0 million, or 26%, compared to the same period in fiscal year 2022. Higher prices offset a modest decrease in volume. Fourth quarter fiscal 2023 sales of cat litter products from Oil-Dri’s subsidiary in Canada remained flat compared to the same period last year. Domestic industrial and sports products sales were $10.1 million, representing a 3% improvement over the prior year as a result of pricing actions implemented in previous quarters to relieve gross margin pressures.

Operating income for the R&W Products Group was $9.1 million in the fourth quarter of fiscal year 2023 compared to $5.5 million in the prior year, or a 67% gain. Higher sales offset inflation on costs of goods and elevated SG&A spending. SG&A expenses increased as a result of significant advertising spending targeted for the last three months of fiscal year 2023. Oil-Dri expects advertising expenses for the upcoming fiscal year 2024 to be higher than fiscal year 2023 and equally spread over four quarters. These advertising dollars will be spent to promote Cat’s Pride lightweight litter, including the newly launched Cat’s Pride Antibacterial Clumping Litter product. This new lightweight item is the first and only antibacterial cat litter to receive EPA approval in the United States, as it is proven to kill 99.9% of odor-causing bacteria.

Oil-Dri will host its fourth quarter of fiscal 2023 earnings discussion via webcast on Friday, October 13, 2023 at 10:00 a.m. Central Time. Participation details are available on the Company’s website’s Events page.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding "Segment Operating Income Excluding Nonrecurring Events ", “Net Income Attributable to Oil-Dri excluding Nonrecurring Events”, and “Diluted EPS- Common, excluding Nonrecurring Events” all of which are non-GAAP financial measures. These financial measures exclude a one-time non-cash goodwill impairment charge in fiscal year 2022, as well as pension termination expenses and landfill modification costs in fiscal year 2023. These non-GAAP financial measures are intended to serve as a supplement to the results provided in accordance with GAAP. Management believes that such information provides an additional measurement and consistent historical comparison of the Company's performance and further believes that these non-GAAP financial measures are useful to both management and investors in their analysis of the Company's financial position and results of operations by excluding these nonrecurring events that are not indicative of the Company's operating performance or that may obscure trends useful in evaluating the Company's continuing operating activities. The non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

###
1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 13-week period ended July 29, 2023, for the U.S. xAOC+Pet Supers market. Copyright © 2023 NielsenIQ.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri”, “Agsorb”, “Verge”, “Cat’s Pride”, “Sorbiam”, and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, price fluctuations and pressures, increases in costs, disruptions to our and our counterparties’

businesses and operations and other uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned, or otherwise expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Fourth Quarter Ended July 31,
	2023	% of Sales	2022	% of Sales
Net Sales	$107,388	100.0%	$93,158	100.0%
Cost of Goods Sold	(76,954)	(71.7)%	(75,677)	(81.2)%
Gross Profit	30,434	28.3%	17,481	18.8%
Selling, General and Administrative Expenses	(17,725)	(16.5)%	(10,996)	(11.8)%
Operating Income	12,709	11.8%	6,485	7.0%
Gain on Pension Termination	206	0.2%	—	—%
Other Income (Expense), Net	306	0.3%	(4)	—%
Total Other Income (Expense), Net	512	0.5%	(4)	—%
Income Before Income Taxes	13,221	12.3%	6,481	7.0%
Income Taxes Expense	(1,302)	(1.2)%	(1,292)	(1.4)%
Net Income	11,919	11.1%	5,189	5.6%
Net Loss Attributable to Noncontrolling Interest	—	—%	(7)	—%
Net Income attributable to Oil-Dri	$11,919	11.1%	$5,196	5.6%

Net Income Per Share: Basic Common	$1.80		$0.79
Basic Class B	$1.35		$0.59
Diluted Common	$1.67		$0.77
Diluted Class B	$1.35		$0.59
Avg Shares Outstanding: Basic Common	4,831		4,824
Basic Class B	1,964		1,939
Diluted Common	6,795		4,923
Diluted Class B	1,964		1,959

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Twelve Months Ended July 31,
	2023	% of Sales	2022	% of Sales
Net Sales	$413,021	100.0%	$348,589	100.0%
Cost of Goods Sold	(309,794)	(75.0)%	(286,074)	(82.1)%
Gross Profit	103,227	25.0%	62,515	17.9%
Selling, General and Administrative Expenses	(62,187)	(15.1)%	(52,050)	(14.9)%
Loss on Impairment of Goodwill	—	—%	(5,644)	(1.6)%
Operating Income	41,040	9.9%	4,821	1.4%
Loss on Pension Termination	(4,652)	(1.1)%	—	—%
Other (Expense) Income, Net	(1,710)	(0.4)%	888	0.3%
Total Other (Expense) Income, Net	(6,362)	(1.5)%	888	0.3%
Income Before Income Taxes	34,678	8.4%	5,709	1.6%
Income Taxes Expense	(5,195)	(1.3)%	(97)	—%
Net Income	29,483	7.1%	5,612	1.6%
Net Loss Attributable to Noncontrolling Interest	(68)	—%	(62)	—%
Net Income Attributable to Oil-Dri	$29,551	7.2%	$5,674	1.6%

Net Income Per Share: Basic Common	$4.45		$0.83
Basic Class B	$3.35		$0.63
Diluted Common	$4.13		$0.81
Diluted Class B	$3.35		$0.62
Avg Shares Outstanding: Basic Common	4,825		4,987
Basic Class B	1,959		1,934
Diluted Common	6,784		5,099
Diluted Class B	1,959		1,962

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of July 31,
	2023	2022
Current Assets
Cash and Cash Equivalents	$31,754	$16,298
Accounts Receivable, Net	59,287	51,683
Inventories	42,612	40,466
Prepaid Expenses and Other Assets	2,854	3,664
Total Current Assets	136,507	112,111
Property, Plant and Equipment, Net	120,872	110,436
Other Noncurrent Assets	28,856	27,064
Total Assets	$286,235	$249,611

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	17,101	13,401
Dividends Payable	1,927	1,851
Other Current Liabilities	38,740	32,263
Total Current Liabilities	58,768	48,515
Noncurrent Liabilities
Notes Payable	30,827	31,798
Other Noncurrent Liabilities	19,564	18,949
Total Noncurrent Liabilities	50,391	50,747
Stockholders' Equity	177,076	150,349
Total Liabilities and Stockholders' Equity	$286,235	$249,611

Book Value Per Share Outstanding	$26.10	$21.72

Acquisitions of:
Property, Plant and Equipment
Fourth Quarter	$6,924	$6,819
Year To Date	$24,368	$22,010
Depreciation and Amortization Charges
Fourth Quarter	$4,180	$3,440
Year To Date	$15,528	$13,474

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Twelve Months Ended
	July 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$29,483	$5,612
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	15,528	13,474
Loss on Impairment of Goodwill	—	5,644
Loss on Pension Termination	4,652	—
Increase in Accounts Receivable	(7,899)	(10,654)
Increase in Inventories	(2,204)	(13,087)
Increase in Accounts Payable	3,241	5,002
Increase in Accrued Expenses	6,455	4,702
Decrease in Pension and Postretirement Benefits	(1,085)	(1,938)
Other	1,593	262
Total Adjustments	20,281	3,405
Net Cash Provided by Operating Activities	49,764	9,017

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(24,368)	(22,010)
Other	(199)	21
Net Cash Used in Investing Activities	(24,567)	(21,989)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	—	25,000
Payment of Debt Issuance costs	(7)	(114)
Principal Payments on Notes Payable	(1,000)	(1,000)
Dividends Paid	(7,433)	(7,377)
Purchases of Treasury Stock	(1,078)	(11,806)
Net Cash (Used In) Provided By Financing Activities	(9,518)	4,703

Effect of exchange rate changes on Cash and Cash Equivalents	(223)	(24)

Net Increase (Decrease) in Cash and Cash Equivalents	15,456	(8,293)
Cash and Cash Equivalents, Beginning of Period	16,298	24,591
Cash and Cash Equivalents, End of Period	$31,754	$16,298

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Fourth Quarter		Year to Date
	Ended July 31,		Ended July 31,
	2023	2022	2023	2022
RETAIL AND WHOLESALE
GAAP: Segment Operating Income	$9,119	$5,450	$36,119	$6,252
Goodwill Impairment	$—	$—	$—	$5,644
Non-GAAP: Segment Operating Income excluding Nonrecurring Events	$9,119	$5,450	$36,119	$11,896

CONSOLIDATED RESULTS
GAAP: Net Income Attributable to Oil-Dri	$11,919	$5,196	$29,551	$5,674
Plus: Nonrecurring Events, Net of Tax
Goodwill Impairment	$—	$—	$—	$4,462
Landfill Modification	$—	$—	$1,977	$—
Pension Termination	$157	$—	$4,941	$—
Total Nonrecurring Events, Net of Tax	$157	$—	$6,918	$4,462
Non-GAAP: Net Income Attributable to Oil-Dri excluding Nonrecurring Events	$12,076	$5,196	$36,469	$10,136

GAAP: Diluted EPS - Common	$1.67	$0.77	$4.13	$0.81
Plus: Nonrecurring Events, Net of Tax	$0.02	$—	$0.97	$0.65
Non-GAAP: Diluted EPS - Common, excluding Nonrecurring Events	$1.69	$0.77	$5.10	$1.46